Exhibit 1.1


Fidelity Defined Trusts - Municipal Income Trust, Series 1
Trust Agreement
Dated:  March 5, 1997
This Trust Agreement among National Financial Services Corporation, as Depositor and Portfolio Supervisor, Muller Data Corporation as Evaluator, and The Chase Manhattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Fidelity Defined Trusts - Municipal Income Trust Series 1 effective March 5, 1997" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.
Witnesseth That:
In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator and Portfolio Supervisor agree as follows:
Part I
Standard Terms And Conditions Of Trust
Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.
Part II
Special Terms And Conditions Of Trust
The following special terms and conditions are hereby agreed to:
 (a) The Securities defined in Section 1.01(5) listed in Schedule A hereto have been deposited in trust under this Trust Agreement.
 (b) The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust is the amount set forth under the caption "Essential Information - Fractional Undivided Interest per Unit" in Part-A of the Prospectus for each Trust.
 (c) The number of units in a Trust referred to in Section 2.03 is set forth under the caption "Essential Information - Number of Units" in Part-A of the Prospectus for each Trust.
 (d) The "First Settlement Date" for each Trust is the date set forth under "Essential Information-First Settlement Date" in Part-A of the Prospectus for each Trust.
 (e) The Trustee's compensation for each Trust shall be in such amount as set forth under the caption "Special Trust Information" in Part-A of the Prospectus for each Trust.
 (f) The Trustee shall reimburse the Depositor from the Trustee's commission the Depositor's cost of providing to its customers who are Unitholders bookkeeping and administrative services with respect to such Unitholders' Units of a kind customarily performed by the Trustee, not to exceed that annual amount per $1,000 principal amount of Securities specified in the prospectus (such maximum annual amount to be pro rated for any calendar year in which the Depositor provides services during less than the whole of such year). Such reimbursement shall be computed in the same manner as the Trustee's compensation and shall be paid at or shortly after the end of each calendar year against a statement submitted to Trustee, which shall constitute the Depositor's certification that the amounts claimed as due do not exceed the amount payable in accordance with this paragraph, and the Trustee shall have no liability for payments made in reliance upon such certification.
 (g) The Depositor shall bear the cost of any audit directed pursuant to
Section 6.02 of the Standard Terms and Conditions of Trust.

In Witness Whereof, National Financial Services Corporation, Muller Data Corporation and The Chase Manhattan Bank have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested by authorized officers; all as of the day, month and year first above written.
National Financial Services Corporation, Depositor
By ___________________
The Chase Manhattan Bank, Trustee
By __________________

Muller Data Corporation, Evaluator
By  __________________
National Financial Services Corporation, Portfolio Supervisor
By  __________________


Schedule A To The Trust Agreement
Securities Initially Deposited
In
Fidelity Defined Trusts - Municipal Income Trust, Series 1
(Note: Incorporated herein and made a part hereof is the "Portfolio" as set forth for each Trust in the Prospectus.)